Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 161 to the Registration Statement of Deutsche DWS Portfolio Trust (Form N-1A, No. 002-13627) of our report dated July 28, 2021 on the financial statements and financial highlights of DWS Floating Rate Fund (one of the Funds constituting Deutsche DWS Portfolio Trust) included in the Fund’s Annual Report for the fiscal year ended May 31, 2021.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

September 22, 2021